Exhibit 10.51

Date: March 15th, 2016

TO:	AIA International Limited Taiwan Branch (“AIATW”)

17F., No.333, Sec. 2, Dunhua S Rd., Da-an District

Taipei City 106, Taiwan

FROM:	AHFL Holdings Financial Limited. (”AHFL”)

7F, No. 311 Section 3 Nan-King East Road

Taipei City, Taiwan

RE: Consent Letter

Dear Mr. Hou

1.	This letter is to serve as an official notice of AHFL to AIATW for committing certain sales target and agreement to refund portion of the Execution Fees set forth in the a Strategic Alliance Agreement (the “Alliance Agreement”) entered on June 10, 2013 between both parties.

2.	The purpose of the Strategic Alliance Agreement is to promote life insurance products provided by AIATW within the territory of Taiwan through insurance agency companies or insurance brokerage companies. To the extent permitted by applicable laws and regulations, AHFL shall assist and encourage any insurance agency company or insurance brokerage company duly approved by the competent government authorities of Taiwan (the “Appointed Broker/Agent”), to cooperate with AIATW for the promotion of life insurance products of AIATW.

3.	The annual first year premium (hereinafter "AFYP") set forth in above insurance contract negotiated by Appointed Broker/Agent and agreed by AIATW shall meet the sales target defined in Article 4 in this Letter and 13-month persistency ratio (P) indicators which shall be recognized by the proportion of the calculated results for the amount of the contract.

4.	The AFYP in the insurance contract negotiated by Appointed Broker/Agent and agreed by AIATW according to above Article shall meet the sales target as below which shall be recognized by the proportion of the calculated results for the amount of the contract.

Contract Year	Sales Target
First Year (April 15th, 2013- Sep. 30th, 2014)	NT 600,000,000
Second Year (January 1st, 2016- Dec. 31st,2016)	NT 300,000,000
Third Year (January 1st, 2017- Dec. 31st,2017)	NT 400,000,000
Forth Year (January 1st, 2018- Dec. 31st,2018)	NT 500,000,000
Fifth Year (January 1st, 2019- Dec. 31st,2019)	NT 600,000,000
Sixth Year (January 1st, 2020- Dec. 31st,2020)	NT 700,000,000
Seventh Year (January 1st, 2021- Dec. 31st,2021)	NT 900,000,000
Total	NT 4,000,000,000

5.	The AFYP in the insurance contract agreed in above Article shall be deducted from premiums returned to the policyholder due to the insurance contract is revoked, invalid or terminated; in the event of any fees returned because of termination, suspension and reduce the sum insured, then the target shall be calculated according to the portion of premium received by AIATW actually.

6.	The portion of recognition in Article 4 will be negotiated and agreed separately by both parties in writing.

7.	The 13-Month Persistency Ratio (P) Indicators set out in insurance contract negotiated by Appointed Broker/Agent and agreed by AIATW pursuant to Article 4 of this Letter shall be met more than 80%.

8.	AIATW shall calculate and recognize the AFYP and 13-Month Persistency Ratio (P) Indicators at the end of each contract year and inform AHFL the result within one month. AHFL agrees to return portion of the Execution Fees to AIATW within one month of receipt of the notice sent by AIATW if AHFL fails to meet the targets set forth in Article 4. AIATW retains the right to offset such amount against the amount payable by it to AHFL. If any delay of such refund, AIATW may claim interest for such delay according to related articles in civil law and may terminate the Alliance Agreement and amendments.

9.	The formula for calculating the returned Execution Fees to AIATW agreed as follows:
(i)	First Year
A.	Annual Target Achievement Rate" is 49% -0%. AHFL shall return NT 50 million to AIATW.
B.	"Annual Target Achievement Rate" is 99% -50%. AHFL shall return certain amount to AIATW by the following formula: NT 50 million x (1 - Target Achievement Rate) (round to the nearest whole number; same as below)

C.	The formula for calculating "Annual Target Achievement Rate" is:

AFYP of first year/Sale Target of first year

(ii)	From the end of the second contract year, AIATW will calculate and recognize the accumulated AFYP of the insurance contract negotiated by each Appointed Broker/Agent and agreed by AIATW every year from the first contract year to the end of the current year (hereinafter referred to as "Cumulative Year") and calculate "Accumulated Annual Target Achievement Rate" as accumulated AFYP/accumulated Sales Target:
(iii)	Second Year
A.	"Accumulated Annual Target Achievement Rate" is 49% -0%. AHFL shall return certain amount to AIATW by the following formula: NT 50 million + NT 35 million – the Execution Fees shall be returned to AIATW pursuant to Article 9 (i).
B.	"Accumulated Annual Target Achievement Rate" is 99% -50%. AHFL shall return certain amount to AIATW by the following formula: (NT 50 million + NT 35 million) x (1 - cumulative performance target achievement rate) - the Execution Fees shall be returned to AIATW pursuant to Article 9 (i). In the case of the value calculated as described above is less than zero, AIATW shall compensate AHFL the difference.
C.	"Accumulated Annual Target Achievement Rate" is over 100%. AIATW shall pay back the returned Execution Fees which may be returned to AIATW pursuant to Article 9 (i).
(iv)	Third Year to Seventh year
A.	"Accumulated Annual Target Achievement Rate" is 49% -0%. AHFL shall return certain amount to AIATW by the following formula: NT 50 million + NT 35 million + (NT 33 million x cumulative numbers of years -2) – the Execution Fees shall be returned to AIATW pursuant to Article 9 (i) and (iii).
B.	"Accumulated Annual Target Achievement Rate" is 99% -50%. AHFL shall return certain amount to AIATW by the following formula: {NT 50 million + NT 35 million + [NT 33 million x cumulative numbers of years -2]} x (1 - cumulative performance target achievement rate) - the Execution Fees shall be returned to AIATW pursuant to Article 9 (i) and (iii). In the case of the value calculated as described above is less than zero, AIATW shall compensate AHFL the difference.

C.	"Accumulated Annual Target Achievement Rate" is over 100%. AIATW shall pay back the returned Execution Fees which may be returned to AIATW pursuant to Article 9 (i) and (iii).

10.	In the event at AHFL fails to meet the 13-Month Persistency Ratio (P) Indicators set forth in Article 7, the returned Execution Fees shall be calculated as NT 35.7 million x ratio (%) of returned Execution Fees. The aforementioned ratio (%) of returned Execution Fees is agreed as the following table:

13-Month Persistency Ratio (P) Indicators	Ratio of returned Execution Fees (%)
P >= 80%	0%
70% <= P < 80%	10%
60% <= P < 70%	20%
P < 60%	30%

11.	If the Sales Target and 13-Month Persistency Ratio (P) Indicators have not been reached by AHFL simultaneously, the returned Execution Fee based on Article 9 and 10 shall be limited to whichever is higher.

12.	Upon the termination of the Strategic Alliance Agreement due to the Article 8.2 set forth in the Strategic Alliance Agreement, both parties agree to recalculate the Execution Fees according to following formula:

Executed Fee x [1-(Accumulated First Year Premium (“AFYP”)/Total Sales Target]-the amount of Execution Fees returned by AHFL according to Article 9.

p.s. The sale target of the year of termination shall be calculated by the portion of passed period in the current year.

Upon the amount is grated than zero settled by above formula, AHFL shall return such amount to AIATW within one month of termination of the Strategic Alliance Agreement; in the contrast, AIATW shall make the payment of such amount to AHFL within one month of termination of the Strategic Alliance Agreement. If any delay of such refund or compensation, either party may claim interest for such delay according to related articles in civil law.

13.	AHFL shall have the right to ask AHFL to take the obligations according to the section 13 of Strategic Alliance Agreement if AHFL fails to achieve any consent in this Letter.

Your cooperation regarding the above will be highly appreciated. If there is any concern over this letter, please feel free to contact us as soon as you can.

Best regards,

Name: Yi Hsiao, Mao
Title: Chairman
China United Insurance Service, Inc.